Exhibit 4.1

AMENDMENT AGREEMENT

This AMENDMENT AGREEMENT (the “Amendment”), dated as of December 28, 2017, is made by and between Ener-Core, Inc., a Delaware corporation, with headquarters located at 8965 Research Drive, Suite 100, Irvine, California 92618 (the “Company”), and the investor listed on the signature page attached hereto (the “Holder”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the applicable SPA (as defined below), as applicable.

RECITALS

A.       Reference is made to that certain Securities Purchase Agreement dated as of April 22, 2015, by and among the Company, the Holder (if applicable) and the other investors (the “April 2015 Other Holders”) listed on the signature pages attached thereto (the “April 2015 SPA”) and, if applicable, the Senior Secured Notes issued to the Holder pursuant thereto, as amended and restated on December 2, 2016 pursuant to certain amendment agreements (as amended from time to time prior to the date hereof, the “April 2015 Notes”);

B.       Reference is made to that certain Securities Purchase Agreement dated as of May 7, 2015, by and among the Company, the Holder (if applicable) and the other investors (the “May 2015 Other Holders” and together with the April 2015 Other Holders, the “Other Holders” and together with the Holder, the “Holders”) listed on the signature pages attached thereto (the “May 2015 SPA” and together with the April 2015 SPA, individually, an “SPA” and collectively, the “SPAs”), and, if applicable, the Senior Secured Notes issued to the Holder pursuant thereto, as amended and restated on December 2, 2016 pursuant to certain amendment agreements (as amended from time to time prior to the date hereof, the “May 2015 Notes” and together with the April 2015 Notes, the “2015 Notes”);

C.       The Company and the Holder desire to amend the SPAs and each of the 2015 Notes as set forth herein; and

D.       In compliance with Section 15 of the 2015 Notes and the SPAs, this Amendment shall only be effective upon the execution and delivery of this Amendment and agreements in form and substance identical to this Amendment (other than with respect to the identity of the Holder and any provision regarding the reimbursement of legal fees) (the “Other Agreements” and together with this Amendment, the “Amendments”) by Other Holders of the 2015 Notes (each an “Other Holder”) representing on the Closing Date at least the Required Holders (as defined in each of the 2015 Notes) (such time, the “Effective Time”).

AGREEMENT

NOW THEREFORE, in consideration of the foregoing mutual premises and the covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, and legal adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

SECURITIES PURCHASE AGREEMENTS

1.       Extension of Listing Deadline. The first sentence of Section 4(f) of each of the SPAs is hereby amended and restated as follows:

“The Company shall commence trading of its Common Stock on either The New York Stock Exchange, Inc., the NYSE American, The NASDAQ Capital Market, The NASDAQ Global Select Market or The NASDAQ Global Market (collectively, the “Qualified Eligible Markets”) no later than June 30, 2018 (the “Listing Deadline”).”

ARTICLE II

NOTES

1.       Optional Redemption at the Holder’s Election. The first sentence of Section 7 of the 2015 Notes is hereby amended and restated as follows:

“At any time from and after July 1, 2018 and provided that the Company shall not have received either (i) initial deposits for at least eight 2 megawatt (MW) Power Oxidizer units or (ii) firm purchase orders totaling not less than $3,500,000 and initial payment collections of at least $1,600,000, in each case during the period commencing on the Issuance Date and ending on June 30, 2018 (inclusive), the Holder shall have the right, in its sole and absolute discretion, at any time or times, to require that the Company redeem (a “Holder Optional Redemption”) all or any portion of the Conversion Amount of this Note then outstanding by delivering written notice thereof (a “Holder Optional Redemption Notice” and the date the Holder delivers such notice, the “Holder Optional Redemption Notice Date”) to the Company, which notice shall state (i) the portion of this Note that is being redeemed and (ii) the date on which the Holder Optional Redemption shall occur, which date shall be not less than three (3) Business Days from the Holder Optional Redemption Notice Date (the “Holder Optional Redemption Date”).

2.       Eligible Market Deadline. Section 30(m) of the 2015 Notes is hereby amended and restated as follows.

“Eligible Market” means The New York Stock Exchange, The NASDAQ Global Market, The NASDAQ Global Select Market, The NASDAQ Capital Market or the NYSE American or, on or prior to June 30, 2018, the Principal Market.”

article III
MISCELLANEOUS

1.       Effect of this Amendment. This Amendment shall form a part of the 2015 Notes and SPAs for all purposes, and each holder of 2015 Notes and each party to the SPAs shall be bound hereby. This Amendment shall only be deemed to be in full force and effect from and after both the execution of this Amendment by the parties hereto and the execution of Amendments substantially identical to this Amendment by the Company and “Holders” holding at least a majority of the aggregate principal amount of the 2015 Notes outstanding, including the Lead Investor, as well as the Collateral Agent, that, together with undersigned, constitute the Required Holders under each of the 2015 Notes and SPAs. From and after such effectiveness, any reference to the 2015 Notes and the SPAs shall be deemed to be a reference to the 2015 Notes and SPAs, as amended hereby. Except as specifically amended as set forth herein, each term and condition of the 2015 Notes and SPAs shall continue in full force and effect.

2.       Entire Agreement. This Amendment, together with the SPAs and 2015 Notes, as amended and/or amended and restated to date, contains the entire agreement of the parties with respect to the matters contemplated hereby and thereby, and supersedes any prior or contemporaneous written or oral agreements between them concerning the subject matter of this Amendment.

3.       Governing Law. This Amendment shall be governed by the internal law of the State of New York.

4.       Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Amendment may be executed by fax or electronic mail, in PDF format, and no party hereto may contest this Amendment’s validity solely because a signature was faxed or otherwise sent electronically.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the Holder and the Company have caused their respective signature pages to this Amendment to be duly executed as of the date first written above.

COMPANY:

ENER-CORE, INC.

By:
Name:
Title:

Signature Page to Amendment Agreement— December 2017

IN WITNESS WHEREOF, the Holder and the Company have caused their respective signature pages to this Amendment to be duly executed as of the date first written above.

HOLDER:

By:
Name:

Signature Page to Amendment Agreement— December 2017